UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2009

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Freier Platz 10

Schaffhausen, CH-8200 Switzerland

(Address of Principal Executive Offices, including Zip Code)

41-52-633-02-44

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2009, in connection with its annual equity incentive program, Tyco International Ltd (the “Company”) made an equity grant to Mr. Christopher Coughlin, the Chief Financial Officer of the Company, and modified certain existing equity awards previously granted to Mr. Coughlin.  The new grant and the modification of existing awards are intended to recognize Mr. Coughlin’s contributions to the Company and provide appropriate rewards for continued employment as an officer.  The new equity grant represents a combined equity incentive award for both 2010 and 2011, and Mr. Coughlin is not expected to receive additional awards in connection with the Company’s annual equity incentive program for fiscal 2011.

The 2010 equity grant for Mr. Coughlin is evenly split between performance shares and stock options.  The performance shares and the stock options will vest in accordance with their normal terms (for stock options, in equal installments over four years and for performance shares, 100% at the end of the three-year performance period), provided, that if Mr. Coughlin remains employed with the Company on October 7, 2011, both the performance shares and the stock options will fully vest if Mr. Coughlin terminates employment before the normal vesting date.  In addition, if Mr. Coughlin remains employed with the Company on October 7, 2011, the stock options will remain exercisable throughout the entire ten-year period commencing on their grant date, rather than the three-year window that normally follows retirement.  In connection with the grant, Mr. Coughlin received 317,400 stock options (representing a grant date value of $3,000,000) with an exercise price of $33.75, equal to the Company’s closing stock price on the New York Stock Exchange on October 1, 2009.  Mr. Coughlin also received a grant of 88,800 performance shares (representing a grant date value of $3,000,000).  The ultimate number of shares that are delivered to Mr. Coughlin in connection with the performance share awards will depend on the Company’s three-year total shareholder return between October 1, 2009 and September 30, 2012.  That return will be compared with the total shareholder return for all companies in the S&P 500 Industrials Index over the same time period.  The total shareholder return is based on the average closing stock price for the first and last 20 trading days of the performance period, plus a total return factor to reflect the reinvestment of dividends during the three-year period.  If the minimum performance threshold of 35% is not met (i.e., the Company’s total shareholder return is not equal to or better than the total shareholder return for 35% of the companies constituting the S&P 500 Industrials Index), no shares will be delivered to Mr. Coughlin.  The maximum number of shares Mr. Coughlin can receive, which will be delivered if the Company’s performance relative to the total shareholder return among the companies included in the S&P 500 Industrial Index is equal to or better than the total shareholder return for 75% of the companies constituting the S&P 500 Industrials Index, is two times the number of shares granted.  In addition, if the Company’s total shareholder return is negative  at the end of the performance period, the maximum payout is capped at 125% of the target number of shares.

In connection with the fiscal 2010 equity grant, the Company also modified the terms of certain prior stock options granted to Mr. Coughlin.  These prior grants, which total 435,728 stock options, were made as part of the fiscal 2006, 2007 and 2009 annual equity incentive program.  The awards were modified to provide that if Mr. Coughlin remains employed by the Company on October 7, 2011, then the options will remain exercisable throughout the entire ten-year period commencing on their grant dates, rather than the three-year window that normally follows retirement, and that any unvested options outstanding on such date (which would consist of 1/4 of the stock options granted in connection with the fiscal 2009 incentive program) would immediately vest.

The description above is qualified in its entirety by the full text of the terms and conditions of the 2010 equity awards and the modified awards, which are included as exhibits hereto and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Terms and Conditions — 2010 Stock Options granted to Mr. Coughlin
99.2	Terms and Conditions — 2010 Performance Share Unit Awards granted to Mr. Coughlin
99.3	Modified Terms and Conditions — Stock Options granted to Mr. Coughlin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Carol Anthony Davidson
Carol Anthony Davidson
Senior Vice President, Controller and Chief Accounting Officer

Date: October 5, 2009